Exhibit 4.3

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THAT DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) JANUARY 31, 2007, AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA

The securities represented hereby and those issuable upon the conversion hereof have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Act"), or qualified or registered under U.S. state securities or "blue sky" laws and may not be sold, offered for sale, pledged, hypothecated or otherwise transferred or disposed of within the United States or to, or for the account or benefit of, U.S. persons (as such term is defined in Regulation S under the U.S. Act) except in accordance with the provisions of Regulation 5 under the U.S. Act or pursuant to an available exemption from registration. Hedging transactions involving such securities may not be conducted unless in compliance with the U.S. Act.

FLUID AUDIO NETWORK, INC.
Unsecured Convertible Debenture

Issue Date:      January 31, 2007 (the "Issue Date")

Issuer:     Fluid Audio Network, Inc., a Delaware company (the "Company")
                          Address:          5813-A Uplander Way
            Culver City, California 90230
            Attention:  Justin Beckett
                         Fax:                    (310) 665-0735

Term:              Twelve (12) months ending January 31, 2008 (the "Maturity Date")

Holder:

Principal
Amount:

ARTICLE 1
TERMS

1.1	Issue

The Company, a corporation incorporated under the laws of Delaware and having its head office at the address shown above, for value received, acknowledges itself indebted and promises to pay to or to the order of the Debentureholder, its successors and permitted assigns, on the dates specified herein, at the address of the Debentureholder as set out above or as directed by the Debentureholder, the Principal Amount and to pay interest on the outstanding Principal Amount at the Annual Rate (as hereinafter defined) and in accordance with the terms hereof.

1.2	Annual Rate

The interest rate applicable hereunder (the "Annual Rate") will be twelve percent (12%) per annum, calculated and compounded annually.

1.3	Payment of Interest

Interest shall be payable to the Debentureholder on the earlier of the Maturity Date and the date of conversion of the Debenture pursuant to the provisions of ARTICLE 2 hereof. The Debentureholder may elect to receive the accrued interest payable in cash or to have the amount of accrued interest added to the outstanding Principal Amount upon conversion of the Debenture, by electing same on the notice of conversion, substantially in the form attached as Schedule 1 hereto (the "Conversion Notice"). To the extent that the Company is obliged under any taxing statute (but subject to any applicable treaty provisions) to withhold and remit on account of payments of interest hereunder, the Company shall be entitled to withhold and remit the same for the account of the Debentureholder.

1.4	Term

The term (the "Term") of the Debenture shall be for twelve (12) months commencing on the date hereof and ending on the Maturity Date. Subject to (i) acceleration following the occurrence of an Event of Default (as defined in Section 3.1 hereof) in accordance with the terms herein, and (ii) the Debentureholder's right to convert the outstanding Principal Amount and interest in accordance with ARTICLE 2 below, the Debenture (as to any and all outstanding Principal Amount and interest) shall be repaid in full by the Company to the Debentureholder at the end of the Term on the Maturity Date.

1.5	No Right of Prepayment

The Company shall have no right to prepay the whole or any part of the Principal Amount owing under the Debenture.

1.6	Liquidity Event

The Company will use its commercially reasonable efforts to complete a Liquidity Event (as hereinafter defined) on or prior to July 31, 2007 (the "Liquidation Deadline"), subject to market conditions. For the purposes hereof, a "Liquidity Event" means the Company obtaining a listing or quotation of its shares of common stock (or, in the event that the Company undergoes a corporate reorganization (a "Reorganization") whereby the Company becomes a wholly-owned subsidiary of another company ("ShellCo"), the common shares of ShellCo (the "ShellCo Shares")) on either of the Toronto Stock Exchange or the TSX Venture Exchange and, at the option of the Company, in addition thereto, Nasdaq or the Alternative Investment Market of the London Stock Exchange, by way of an initial public offering (an "IPO") or any other transaction which provides holders of the Company's shares of common stock with comparable liquidity that such holders would have received if such listing or quotation was obtained, including by means of a reverse take-over, merger, amalgamation, arrangement; take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all of the Company's assets, exchange of assets or similar transaction or other combination with a reporting issuer or a reporting company, with the result that, after giving effect to the occurrence of such Liquidity Event, the Conversion Securities (as hereinafter defined) issued upon conversion of the Debenture will become freely-tradeable by the holders thereof under applicable securities laws in Canada (subject to applicable control person restrictions).

ARTICLE 2
CONVERSION

2.1	Conversion of Debenture

All but not less than all of the outstanding Principal Amount and, at the option of the Debentureholder, accrued Interest thereon is convertible at any time following the completion of a Liquidity Event and prior to the Maturity Date, at the sole and exclusive option of the Debentureholder (the "Option to Convert"), by delivery no later than five (5) business days prior to the Maturity Date of the Conversion Notice to the head office of the Company, into fully-paid, non-assessable shares of common stock of the Company or ShellCo Shares, as the case may be (in either case, as applicable, the "Conversion Securities"). The number of Conversion Securities into which the Debenture will be converted will be equal to (if applicable, the Canadian dollar equivalent, as of the Conversion Date (as hereinafter defined) of) the outstanding Principal Amount (and, if applicable, any accrued and unpaid interest thereon which the Debentureholder elects to receive in the form of additional Conversion Securities pursuant to the Conversion Notice), divided by 90% of the IPO Price (as hereinafter defined) or, in the case of the occurrence of a Liquidity Event by means other than an IPO, 90% of the RTO Price (as hereinafter defined).

For the purposes hereof, "IPO Price" means the price per share offered in the IPO, "RTO Price" means the deemed price per share ascribed to the ShellCo Shares in connection with a Liquidity Event by means other than an IPO, as determined in good faith by the board of directors of the Company or ShellCo, as applicable, and "Liquidity Event Price" means the IPO Price or the RTO Price, as the case may be.

In case of (i) any reclassification of the outstanding shares of common stock of the Company (other than in connection with a Reorganization or any stock dividend or split or consolidation of such shares); (ii) any consolidation, merger or amalgamation of the Company with or into another entity or entities (other than in connection with a Reorganization); or (iii) the sale of the properties and assets of the Company as an entirety or substantially as an entirety to another entity or entities in which the holders of the outstanding shares of common stock of the Company are entitled to receive consideration, a substantial portion of which consists of securities, the Conversion Securities deliverable by the Company upon any conversion of this Debenture thereafter shall be such number and kind of shares or other securities and property (or the applicable portion thereof) receivable on such reclassification, consolidation, merger, amalgamation or sale that the Debentureholder would have been entitled to receive thereupon had the Debentureholder been the registered holder of the number of shares of common stock of the Company into which this Debenture might have been converted immediately prior thereto.

If, at the end of the Term, the Debentureholder does not exercise its Option to Convert the Debenture and the Company fails to repay the Principal Amount and all accrued and unpaid interest owing under the Debenture, the Debentureholder may, at its discretion, elect to continue to hold and enforce its rights under the Debenture, including with respect to the payment of interest at the Annual Rate.

2.2	Liquidity Penalty

In the event that a Liquidity Event occurs on or prior to the Maturity Date but after the Liquidation Deadline, the outstanding Principal Amount and, at the option of the Debentureholder, accrued interest thereon shall be convertible into the number of Conversion Securities described in Section 2. 1, multipled by 1.1.

2.3	Issuance of Conversion Securities

The Company will, as of the time a conversion is effected pursuant to Section 2.1, pay any interest accrued and unpaid on the amount so converted, if applicable, and will issue to the Debentureholder that number of Conversion Securities as are properly required to satisfy the conversion provisions set out in Section 2.1. As promptly as practicable, but in no case later than ten days after the issue of such shares, the Company will deliver or cause to be delivered to the Debentureholder certificates representing such shares, registered in such name or names as the Conversion Notice may specify, together with a certified cheque in payment of all accrued interest payable hereunder, if applicable. No fractional shares shall be issued and, if any conversion of this Debenture would result in the Debentureholder being entitled to receive a fraction of a share, the Company shall issue upon the conversion the requisite number of whole shares rounded down to the nearest whole number.

2.4	Reservation of Conversion Securities

The Company will at all time keep available, and reserve if necessary under applicable law, out of its authorized share capital, solely for the purpose of issuance upon the conversion of the outstanding Principal Amount and interest thereon, such number of Conversion Securities as shall then be issuable upon the conversion of the Principal Amount and interest thereon. The Company covenants and agrees that all Conversion Securities which shall be so issuable will be duly authorized and issued as fully paid and non-assessable. The Company will take all such actions as may be necessary to ensure that all such Conversion Securities may be so issued without violation of any applicable law or of any applicable requirements of any exchange upon which the Conversion Securities may be listed or in respect of which the Conversion Securities are qualified for unlisted trading privileges.

The Company covenants not to enter into any Reorganization with ShellCo unless in the definitive agreement relating thereto ShellCo covenants to keep available, and reserve if necessary under applicable law, out of its authorized share capital, solely for the purpose of issuance upon the conversion of the outstanding Principal Amount and interest thereon, such number of Conversion Securities as shall then be issuable upon the conversion of the Principal Amount and interest thereon, and agrees to issue such Conversion Securities upon due exercise of the Warrants.

2.5	Conversion Date

The conversion of the Debenture shall be deemed to occur at the close of business on the date at which the Debenture is surrendered for conversion and the Conversion Notice is received by the Company (or such later date as is specified in the Conversion Notice, which shall be no later than five (5) business days prior to the Maturity Date) (the "Conversion Date"), and, other than the right to receive payment of all accrued interest payable hereunder, if applicable, the rights of the Debentureholder terminate to the extent of the conversion as of such time and the Debentureholder will be treated as having become the holder of record of Conversion Securities at that time. Notwithstanding the foregoing or the surrender of this Debenture for conversion, if the Company fails to issue such shares to the Debentureholder or pay interest pursuant to Section 1.3, the Debentureholder retains, and shall be at liberty to exercise, all rights contained in this Debenture until such shares are issued and interest is paid, as applicable. Upon the conversion of the outstanding Principal Amount and interest thereon, if applicable, under this Debenture pursuant to this ARTICLE 2, the Company shall be thereafter discharged and absolved of all obligations in connection with this Debenture, other than the obligation to so issue the applicable number of Conversion Securities and, if applicable, to pay all accrued interest.

ARTICLE 3
DEFAULT AND REMEDIES

3.1	Default

The outstanding Principal Amount and interest and other money owing hereunder is immediately payable in each of the following events (each, an "Event of Default"):

Payment: save and except for delay that is beyond the control of the Company and does not exceed more than two (2) business days, if the Company makes a default in payment of any Principal Amount or interest when due or in payment of any indebtedness or liability of the Company to the Debentureholder when due hereunder;

Issuance of Shares: if the Company fails to issue the Conversion Securities to the Debentureholder on a timely basis pursuant to the conversion previsions hereof following delivery of a Conversion Notice;

Winding UP: if an order is made or an effective resolution passed for the winding-up, dissolution or liquidation of the Company, or if a petition is filed for the winding-up of the Company and such petition is not stayed, withdrawn or dismissed within 15 days;

Insolvency: if the Company becomes insolvent, within the meaning of any applicable legislation., or otherwise admits in writing its inability to pay its debts as they become due;

Bankruptcy or Receivership: if a bankruptcy petition is filed or presented against the Company, or if any proceedings with respect to the Company are commenced under the United States Bankruptcy Code (as now or in the future amended, the "Bankruptcy Code") or any similar legislation providing protection for the benefit of the Company; or if an execution, sequestration, or any other process of any court becomes enforceable against the Company or if a distress or analogous process is levied upon the property of the Company or any part of the property of the Company, unless in any such case such petition, proceeding or process is stayed, withdrawn, dismissed or vacated. as the case may be, within 15 days;

Appointment of Trustee or Receiver: any trustee in bankruptcy, interim receiver, receiver, receiver and manager, custodian, sequestrator, administrator, monitor or liquidator of any other person with similar powers is appointed in respect of the Company;

Default in Respect of Indebtedness: any material default by the Company in respect of indebtedness (other than the indebtedness represented by (i) this Debenture; and (ii) trade payables that are extended past their due date in the ordinary course of the Company's business consistent with past practice), which is not cured within any grace period provided therefore; or

Breach of Debenture or Agency Agreement: the Company fails to perform or comply in any material respect with any covenant, undertaking, condition or obligation contained in this Debenture certificate or the agency agreement dated January 31, 2007 between the Company and Loewen, Ondaatje, McCutcheon Limited or if any of the representations or warranties contained herein or therein shall have been found to be untrue in any material respect as of the date they were made and the Company has not remedied such non-compliance or failed to rectify such untruthfulness or inaccuracy within ninety (30) days of being advised of same by the Holder, excepting where the remedy for non-compliance with a covenant, undertaking, condition or obligation may reasonably require longer than ninety (30) days to rectify and where the Company, is proceeding diligently to cure such non-compliance.

3.2	Statutory Waivers

To the fullest extent permitted by law, the Company waives all of the rights, benefits and protections given by the provisions of any existing or future statute that impose limitations upon the powers, rights or remedies of a Debentureholder or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

3.3	Enforcement

Upon the occurrence of an Event of Default which is continuing, all of the indebtedness, liabilities and obligations of the Company to the Debentureholder, whether now existing or hereafter incurred, pursuant to this Debenture (the "Obligations"), at the Debentureholder's sole option and upon written notice to the Company, shall become immediately due and payable and the Debentureholder may, at its sole option, proceed to enforce payment and performance of the Obligations and to exercise any or all of the rights and remedies contained in this Debenture, or otherwise afforded by law, in equity or otherwise.

3.4	Waivers and Extensions

The Debentureholder may waive default or any breach by the Company of any of the provisions contained in this Debenture. No waiver extends to a subsequent breach or default, whether or not the same as or similar to the breach or default waived, and no act or omission of the Debentureholder extends to or is be taken in any manner to affect any subsequent breach or default of the Company or the rights of the Debentureholder resulting therefrom. Any such waiver must be in writing and signed by the Debentureholder to be effective.

The Debentureholder may also grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, and otherwise deal with the Company's guarantors or sureties and others and other securities as the Debentureholder may see fit without prejudice to the liability of the Company to the Debentureholder or the Debentureholder's rights, remedies and powers under this Debenture. No extension of time, forbearance, indulgence or other accommodation previously, now or subsequently given by the Debentureholder to the Company operates as a waiver, alteration or amendment of the rights of the Debentureholder or otherwise preclude the Debentureholder from enforcing such rights.

ARTICLE 4
GENERAL

4.1	Notice

Any notice, consent or approval required or permitted to be given in connection with this Debenture (in this Section referred to as a "Notice") must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax, at the addresses or fax numbers set out on the first page of this Debenture. Any Notice delivered or transmitted to a party as provided above is deemed to have been given and received on the day it is delivered or transmitted if it is delivered or transmitted on a business day before 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a business day, then the Notice is deemed to have been given and received on the next business day.

4.2	Enurement

This Debenture enures to the benefit of the Debentureholder and its successors and permitted assigns, and is binding upon the Company and its successors.

4.3	Governing Law

This Debenture is made under and governed by and is to be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Company and the Debentureholder irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario.

4.4	Pari Passu

This Debenture and all other 12% unsecured convertible debentures issued by the Company on the date hereof shall rank pari passu, without discrimination, preference or priority.

4.5	Further Assurances

The Company will at its own expense execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered any further acts, deeds, transfers, assignments and assurances as the Debentureholder may reasonably require for the better accomplishing and effectuating of this Debenture or for the purpose of obtaining or preserving the full benefits of, and the rights and powers granted by, this Debenture.

4.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and their execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto.

4.7	Assignability

The Company may not assign its rights in and under this Debenture. The Debentureholder may not assign its rights in and under this Debenture, unless it has received the prior written consent of the Company.

4.8	Time of the Essence

Time shall be of the essence of this Debenture.

4.9	Discharge

Upon full payment or full conversion of this Debenture, the Debentureholder shall deliver up this Debenture to the Company and shall at the expense of the Company cancel and discharge same and execute and deliver to the Company such deeds or other instruments as shall be required to discharge the security constituted hereby.

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IN WITNESS WHEREOF the Company has caused this Debenture to be signed by a duly authorized officer of the Company.

FLUID AUDIO NETWORK, INC. By: ____________________________________ Name: Title:

Schedule 1
Notice of Conversion

WHEREAS:

A.	Fluid Audio Network, Inc. (the "Company") issued an unsecured convertible debenture (the "Debenture") to * (the "Debentureholder") on January 31, 2007 in the principal amount of US$*.

B.	The Debentureholder must, pursuant to the terms of the Debenture, deliver this Notice of Conversion to effect a conversion of the Debenture into Conversion Securities.

C.	All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Debenture.

NOW THEREFORE:

1.
The Debentureholder hereby tenders the Debenture and requests conversion of all of the outstanding Principal Amount into that number of Conversion Securities required to be delivered by the Company pursuant to the Debenture.

2.	The Debentureholder hereby elects to have the accrued interest on the outstanding Principal Amount (check one):

❑	payable in cash; or

❑	added to the outstanding Principal Amount (with the result that such amount shall be satisfied by the issuance of additional Conversion Securities).

DATED the ___ day of _____________, ___________.

[Insert name of Debentureholder] Per: ____________________________________ Name: Title: